T. Rowe Price Retirement Funds, Inc. T. Rowe Price Retirement 2005 Fund T. Rowe Price Retirement 2010 Fund T. Rowe Price Retirement 2015 Fund T. Rowe Price Retirement 2020 Fund T. Rowe Price Retirement 2025 Fund T. Rowe Price Retirement 2030 Fund T. Rowe Price Retirement 2035 Fund T. Rowe Price Retirement 2040 Fund T. Rowe Price Retirement 2045 Fund T. Rowe Price Retirement 2050 Fund T. Rowe Price Retirement 2055 Fund T. Rowe Price Retirement Income Fund

Emerging Markets Stock Fund has been added as an underlying investment option of the funds as disclosed in the prospectus sticker dated June 29, 2007.